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                                                                   Exhibit 10.37

                         COMMON STOCK PURCHASE AGREEMENT

         This COMMON STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of December 29, 2000 by and between Neoforma.com, Inc., a Delaware corporation (the "COMPANY"), and i2 Technologies, Inc., a Delaware corporation ("i2").

                                    RECITALS

         WHEREAS, the Company and i2 have entered into a Software License Agreement, dated as of December 29, 2000 (the "LICENSE AGREEMENT"), pursuant to which i2 has granted to the Company a license to use certain software, all as set forth in the License Agreement;

         WHEREAS, the Company desires to sell to i2, and i2 desires to purchase from the Company, shares of the Company's Common Stock on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

                                    ARTICLE I
                            AGREEMENT TO ISSUE STOCK

                  1.1 Definitions. The following definitions shall apply for purposes of this Agreement:

                  "ADDITIONAL FINANCING" means the Company's sale of its Common Stock in one transaction or series of related transactions occurring subsequent to the Next Financing but on or before June 30, 2001. At least one of the investors in the Additional Financing must be VHA.

                  "ADDITIONAL FINANCING PROPORTIONAL AMOUNT" is equal to 20% of the total funds invested in the aggregate by VHA and UHC in the Additional Financing. In the event that the sum of the Next Financing Proportional Amount and the Additional Financing Proportional Amount is greater than $5,000,000, then the Additional Financing Proportional Amount shall be reduced such that the sum of the Next Financing Proportional Amount and the Additional Financing Proportional equals $5,000,000.

                  "COMMON STOCK" means the Company's Common Stock, par value $0.001 per share.

                  "NEXT FINANCING" means the Company's next sale of its Common Stock in one transaction or series of related transactions occurring on or before February 15, 2001. At least one of the investors in the Next Financing must be VHA.

                  "NEXT FINANCING PROPORTIONAL AMOUNT" is equal to 20% of the total funds invested in the aggregate by VHA and UHC in the Next Financing. In no event shall the Next Financing Proportional Amount be greater than $5,000,000.
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                  "SHARES" means the shares of Common Stock purchased by i2 in the Next Financing and the Additional Financing, and any shares of Common Stock issued to i2 pursuant to Section 1.2(c) in lieu of payments owed by the Company to i2 under the License Agreement.

                  "UHC" means University HealthSystem Consortium, an Illinois corporation.

                  "VHA" means VHA, Inc., a Delaware corporation.

                  1.2 Agreement to Purchase and Sell.

                  (a) Next Financing. The Company agrees to sell to i2 at the Closing of the Next Financing, and i2 agrees to purchase from the Company at the Closing of the Next Financing, that number of Shares equal to the quotient obtained by dividing the Next Financing Proportional Amount by the price at which the Company sells shares of its Common Stock in the Next Financing, subject to Section 1.2(d).

                  (b) Additional Financing. In the event that the Next Financing occurs and the Next Financing Proportional Amount is less than $5,000,000, then the Company agrees to sell to i2 at the Closing of the Additional Financing, and i2 agrees to purchase from the Company at the Closing of the Additional Financing that number of Shares equal to the quotient obtained by dividing the Additional Financing Proportional Amount by the price at which the Company sells shares of its Common Stock in the Additional Financing, subject to Section 1.2(d).

                  (c) Conversion of License Payments. If the Next Financing has not occurred, then, by written notice furnished by the Company to i2 at any time following February 15, 2001 but prior to July 1, 2001 (the "CONVERSION NOTICE"), the Company may elect to convert all or a portion of the remaining payments it owes to i2 under the License Agreement into Shares as determined by dividing such payments to be converted by the closing price of the Company's Common Stock on the Nasdaq Stock Market on the date the Conversion Notice is sent by the Company to i2. The Company may only make one (1) election to convert all or a portion of the remaining payments it owes to i2 under the License Agreement into Shares pursuant to this Section 1.2(c). Payments to be converted pursuant to this Section 1.2(c) may only be converted in increments of $1,000,000.

                  (d) Terms Substantially the Same. It is the parties intent that i2 invest in the Company's Common Stock on substantially the same terms as the terms to be provided to the investors in the Next Financing and the Additional Financing. If necessary to effect such intention, the parties agree to amend this Agreement to provide i2 with substantially the same terms as the terms that are ultimately provided to the investors in the Next Financing and the Additional Financing. Notwithstanding the foregoing, in no event shall the per share purchase price paid by VHA and UHC in the Next Financing or the Additional Financing be based on a formula that uses the average closing price of the Company's Common Stock on the Nasdaq National Market for a period greater than 45 consecutive trading days. In the event that such a formula is used in the Next Financing or in the Additional Financing to determine the per share purchase price paid by VHA and UHC, the price to be paid by i2 in the Next Financing or Additional Financing will be the average closing price of the Company's Common Stock on the Nasdaq National Market for the 45 consecutive trading days prior to the applicable Closing Date.


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                                   ARTICLE II
                                    CLOSINGS

                  2.1 Closings. The purchase and sale of the Shares in the Next Financing and the Additional Financing and any issuance of Shares to i2 pursuant to Section 1.2(c) of this Agreement in lieu of payments owed by the Company to i2 under the License Agreement will each take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI and
Article VII, or at such other date, time and location as the Company and i2 mutually agree upon (each such time and place are referred to in this Agreement as a "CLOSING"). At each Closing, the Company will deliver to i2 a certificate representing the Shares against delivery to the Company by i2 of the purchase price paid by (i) a check payable to the Company's order, (ii) wire transfer of funds to the Company or (iii) solely in the case of the conversion of payments owed by the Company to i2 under the License Agreement, cancellation of license payments owed by the Company to i2.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to i2, subject to the exceptions specifically disclosed in writing in the disclosure letter delivered by the Company dated as of the date hereof and certified by a duly authorized officer of the Company (the "COMPANY DISCLOSURE LETTER") (which Company Disclosure Letter shall be deemed to be representations and warranties to i2 by the Company under this Section 3), as follows:

                  3.1 Organization of the Company.


                  (a) The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualifications would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

                  (b) The Company has delivered or made available to i2 a true and correct copy of the Certificate of Incorporation (including any Certificates of Designation) and Bylaws of the Company and similar governing instruments of each of its subsidiaries, each as amended to date (collectively, the "COMPANY CHARTER DOCUMENTS"), and each such instrument is in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of the Company Charter Documents.

                  3.2 Capitalization.

                  (a) The authorized capital stock of the Company consists solely of 300,000,000 shares of Common Stock, of which there were 158,593,007 shares issued and outstanding as of the close of business on December 29, 2000, and 5,000,000 shares of Preferred Stock, par value $0.001 per share, of which no shares are issued or outstanding. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable and

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are not subject to any right of rescission or preemptive rights created by statute, the Company Charter Documents or any agreement or document to which the Company is a party or by which it is bound. As of the date of this Agreement, there are no shares of Common Stock held in treasury by the Company.

                  (b) As of the close of business on December 29, 2000, (i) 12,093,686 shares of Common Stock are subject to issuance pursuant to outstanding options (the "COMPANY OPTIONS") to purchase Common Stock under the Company's 1997 Stock Plan and 1999 Equity Incentive Plan ("COMPANY STOCK OPTION PLANS") for an aggregate exercise price of $54,922,563, (ii) 90,000 shares of Common Stock are subject to issuance pursuant to Company Options other than pursuant to Company Stock Option Plans for an aggregate exercise price of $ 996,891, (iii) 1,081,792 shares of Common Stock are subject to issuance pursuant to Company Options other than pursuant to the Company Stock Option Plans from the Pharos and EquipMD acquisitions for an aggregate exercise price of $3,384,412 and (iv) 572,635 shares of Company Common Stock are reserved for future issuance under the Company's 1999 Employee Stock Purchase Plan (the "COMPANY ESPP"). All shares of Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Other than as set forth on Part 3.2(b) of the Company Disclosure Letter, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the consummation of the transactions contemplated by this Agreement.

                   (c) All outstanding shares of Company Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in material compliance with (i) all applicable securities laws and other applicable material Legal Requirements and (ii) all material requirements set forth in applicable agreements or instruments. For the purposes of this Agreement, "LEGAL REQUIREMENTS" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 3.4).

                  (d) The Shares, when issued and paid for as provided in this Agreement, will be duly authorized and validly issued, fully paid and nonassessable.

                  (e) Based in part on the representations made by i2 in Section 4 hereof, the offer and sale of the Shares in accordance with this Agreement (assuming no change in currently applicable law) is exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "1933 ACT").

                  3.3 Obligations With Respect to Capital Stock. Except as set forth in Section 3.2 or Part 3.3 of the Company Disclosure Letter, there are no equity securities, partnership interests or similar ownership interests of any class of Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. All stock and rights to purchase stock of any subsidiary of the Company are owned free and clear of all Encumbrances. Except as set forth in Section 3.2 or Part 3.2 or
Part 3.3 of the Company Disclosure Letter, there

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are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which it is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. There are no registration rights, and there is no shareholder agreement, investor agreement, voting trust, proxy, rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

                  3.4 Due Authorization.

                  (a) The Company has all requisite corporate power and authority to enter into this Agreement and the License Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the License Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. No approval of any holder of any securities of the Company is required in connection with the consummation of the transactions contemplated hereby or thereby. This Agreement and the License Agreement have each been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by i2, constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

                  (b) The execution and delivery of this Agreement and the License Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company Charter Documents, (ii) subject to compliance with the requirements set forth in Section 3.4(c), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of; or result in the creation of an Encumbrance on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties are bound or affected, except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, impairments, or rights which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Part 3.4(b) of the Company Disclosure Letter lists all consents, waivers and approvals under any of the Company's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would have a Material Adverse Effect on the Company.


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                  (c) No consent, approval, order or authorization of, or
registration, declaration or filing with any court, administrative agency or commission or other governmental entity or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY") is required to be obtained or made by the Company in connection with the execution, delivery and performance of this Agreement or the License Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the securities laws of any foreign country, and (ii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on the Company or have a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated hereby.

                  3.5 SEC Filings; Company Financial Statements.

                  (a) The Company has filed all forms, reports and documents required to be filed by the Company with the Securities and Exchange Commission (the "SEC") since the effective date of the registration statement of the Company's initial public offering (the "COMPANY INITIAL REGISTRATION STATEMENT"), and has made available to i2 such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) and the Company Initial Registration Statement are referred to herein as the "COMPANY SEC REPORTS." As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the 1933 Act or the Securities Exchange Act of 1934, as amended (the "1934 ACT"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Company SEC Report. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "COMPANY FINANCIALS"), including any Company SEC Reports filed after the date hereof until the applicable Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 1O-Q, 8-K or any successor form under the 1934 Act) and (iii) fairly presented the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of the Company contained in the Company SEC Reports as of September 30, 2000 is hereinafter referred to as the "COMPANY BALANCE SHEET." Except as disclosed in the Company Financials, since the date of the Company Balance Sheet neither the Company nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of

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operations or financial condition of the Company and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement.

                  3.6 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet there has not been (i) any Material Adverse Effect with respect to the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company's capital stock or any other securities of the Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of the Company's or any of its subsidiaries' capital stock, (iv) any material change or alteration in the policy of the Company relating to the granting of stock options or other equity compensation to its employees and consultants other than in the ordinary course of business consistent with past practice, or (v) entry by the Company or any of its subsidiaries into, or material modification, amendment or cancellation of, any licensing or other agreement with regard to the acquisition, distribution or licensing of any material Intellectual Property other than licenses, distribution agreements, advertising agreements, or other similar agreements entered into in the ordinary course of business consistent with past practice.

                  3.7 Tax Returns and Payments. The Company has timely filed all tax returns and reports required by law. All tax returns and reports of the Company are true and correct in all material respects. The Company has paid all taxes and other assessments due, except those, if any, currently being contested by it in good faith, which are listed in the Company Disclosure Schedule.

                  3.8 Title to Properties.

                  (a) All real property leases to which the Company is a party and each amendment thereto that is in effect as of the date of this Agreement that provide for annual payments in excess of $250,000 are in full force and effect and are valid and enforceable in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim against the Company which could reasonably be expected to have a Material Adverse Effect on the Company.

                  (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except as reflected in the Company Financials and except where the failure to have valid title or a valid leasehold interest would not have a Material Adverse Effect on the Company.

                  3.9 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

                  "INTELLECTUAL PROPERTY" means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and

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applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world;
(v) all trade names, URLs, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

                  "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company or one of its subsidiaries.

                  "COMPANY REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or one of its subsidiaries.

                  "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

                  (a) No material Company Intellectual Property or product or service of the Company is subject to any proceeding, agreement, or stipulation to which the Company is a party, or any outstanding decree, order or judgment, which arose out of any proceeding to which the Company was either a party or of which the Company has knowledge, restricting in any manner the use, transfer, or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property.

                  (b) Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property, except, in each case, as would not materially adversely affect such item of Company Registered Intellectual Property.

                  (c) The Company or one of its subsidiaries owns and has good and exclusive title to, or has license sufficient for the conduct of its business as currently conducted to, each material item of Company Intellectual Property free and clear of any Encumbrance (excluding licenses and related restrictions).


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                  (d) Neither the Company nor any of its subsidiaries has
transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Company Intellectual Property, to any third party.

                  (e) The operation of the business of the Company as such business currently is conducted, including the Company's design, development, marketing and sale of the products or services of the Company (including with respect to products currently under development) has not, does not and will not materially infringe or materially misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

                  (f) The Company has not received written notice from any third party that the operation of the business of the Company or any act, product or service of the Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction, which allegation, if true, would have a Material Adverse Effect on the Company.

                  (g) To the knowledge of the Company, no person has or is infringing or misappropriating any Company Intellectual Property, which infringement or misappropriation, individually or in the aggregate, would have a Material Adverse Effect on the Company.

                  (h) The Company and its subsidiaries have taken reasonable steps to protect the Company's and its subsidiaries' rights in the Company's and such subsidiaries' confidential information and trade secrets, except where the failure to do so would not have a Material Adverse Effect on the Company.

                  3.10 Compliance with Laws; Certain Agreements.

                  (a) Neither the Company nor any of its subsidiaries is in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. To the Company's knowledge, no investigation or review by any Governmental Entity is pending or has been threatened in a writing delivered to the Company against the Company or any of its subsidiaries. There is no agreement with any Governmental Entity, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of the Company or any of its subsidiaries, or any acquisition of material property by the Company or any of its subsidiaries.

                  (b) The Company and its subsidiaries hold all permits, licenses, exemptions, orders and approvals from governmental authorities that are material to or required for the operation of the business of the Company as currently conducted (collectively, the "COMPANY PERMITS"), and are in compliance with the terms of the Company Permits, except where the

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failure to hold such Company Permits, or be in such compliance, would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

                  3.11 Litigation. There are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Company following the transactions contemplated hereby or have a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated hereby.

                  3.12 Employee Benefit Plans.

                  (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 3.12(a)(i) below (which definition shall apply only to this Section 3.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                           (i) "AFFILIATE" shall mean any other person or entity
under common control with the Company within the meaning of Section 414(b), (c),
(m) or (o) of the Code and the regulations issued thereunder;

                           (ii) "COMPANY EMPLOYEE PLAN" shall mean any plan,
program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "EMPLOYEE BENEFIT PLAN," within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Company Employee; and

                           (iii) "COMPANY EMPLOYEE" shall mean any current,
former, or retired employee, officer, or director of the Company or any Affiliate.

                   (b) Employee Plan Compliance. Except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect on the Company (i) the Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to, each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and no event has occurred which would adversely affect the status of such determination letter or the qualified status of such Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of

ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the applicable Closing in accordance with its terms, without liability to the Company or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or DOL with respect to any Company Employee Plan;
(vii) neither the Company nor any Affiliate is subject to any material penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code; and (viii) all contributions due from the Company or any Affiliate with respect to any of the Company Employee Plans have been made as required under ERISA or have been accrued on the Company Balance Sheet.

                  (c) Employment Matters. Except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, the Company and each of its subsidiaries: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees;
(ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Company Employees; (iii) has properly classified independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable laws; (iv) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (v) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or, to the Company's knowledge, threatened material claims or actions against the Company under any worker's compensation policy or long-term disability policy. To the Company's knowledge, no Company Employee has violated in any material manner any employment contract, nondisclosure agreement or noncompetition agreement by which such Company Employee is bound due to such Company Employee being employed by the Company and disclosing to the Company or using trade secrets or proprietary information of any other person or entity.

                  (d) Labor. No work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Company Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

                  3.13 Environmental Matters. To the Company's knowledge, the Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to the Company's knowledge, no material expenditures are or will be required in order to comply with any such statute, law or regulation.

                  3.14 Certain Agreements. Other than this Agreement and the License Agreement, and except as otherwise set forth in Part 3.14 of the Company Disclosure Letter, neither the Company nor any of its subsidiaries is a party to or is bound by:

                  (a) any material agreement of indemnification, any material guaranty or any material instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities or purchase money obligation;

                  (b) any agreement or obligation currently in force relating to the disposition or acquisition by the Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business, or pursuant to which the Company has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than the Company's subsidiaries;

                  (c) any agreement or obligation currently in force to provide source code to any third party for any product or technology;

                  (d) any agreement or obligation with any affiliate of the Company; or

                  (e) any agreement or commitment currently in force providing for capital expenditures by the Company or its subsidiaries in excess of $1,000,000.

                  The agreements required to be disclosed in the Company Disclosure Letter pursuant to clauses (a) through (e) above or pursuant to
Section 3.9 or filed with any Company SEC Report (the "COMPANY CONTRACTS") are valid and in full force and effect, except to the extent that such invalidity would not have a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries, nor to the Company's knowledge, any other party thereto, is in breach, violation or default under, and neither the Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted, any of the terms or conditions of any Company Contract in such a manner as would have a Material Adverse Effect on the Company.

                  3.15 Brokers' and Finders' Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                  3.16 Insurance. The Company and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting business or owning assets similar to those of the Company and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and the Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds.

                                   ARTICLE IV
                          REPRESENTATIONS, WARRANTIES
                          AND CERTAIN AGREEMENTS OF i2

         i2 hereby represents and warrants to the Company, subject to the exceptions specifically disclosed in writing in the disclosure letter delivered by i2 dated as of the date hereof and certified by a duly authorized officer of i2 (the "i2 DISCLOSURE LETTER") (which i2 Disclosure Letter shall be deemed to be representations and warranties to the Company by i2 under this Section 4), as follows:

                  4.1 Organization, Good Standing and Qualification. i2 represents that it is an entity duly organized, validly existing and in good standing under the laws of the state of its formation and has all requisite power and authority, and all requisite qualifications to do business as a foreign entity, to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualifications would not have a Material Adverse Effect on i2.

                  4.2 Authorization.

                  (a) i2 has all requisite power and authority to enter into this Agreement and the License Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the License Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of i2. This Agreement and the License Agreement have each been duly executed and delivered by i2 and constitute the valid and binding obligations of i2, enforceable against i2 in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

                  (b) The execution and delivery of this Agreement and the License Agreement by i2 does not, and the performance of this Agreement and the License Agreement by i2 will not, (i) conflict with or violate the certificate of incorporation, bylaws, operating agreement or other organizational documents of i2, (ii) subject to compliance with the requirements set forth in Section 4.2(c) with regard to i2, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to i2 or by which any of its properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair i2's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of i2 pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which i2 is a party or by which i2 or any of its properties are bound or affected, except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, impairments, or rights which, individually or in the aggregate, would not have a Material Adverse Effect on i2. Except as set forth in a letter delivered by i2 to the Company concurrently with the execution of this Agreement, no consents, waivers and approvals under any of i2's or any of its subsidiaries' agreements, contracts, licenses or leases are required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would have a Material Adverse Effect on i2.

                  (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by i2 in connection with the execution and delivery of this Agreement or the License Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the securities laws of any foreign country, and (ii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on i2 or have a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated hereby.

                  4.3 Acquisition for Own Account. The Shares to be purchased by i2 hereunder will be acquired for investment for i2's own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the 1933 Act, and i2 represents that it has no present intention or agreement to sell, grant any participation in, or otherwise distribute any of the Shares to be purchased by i2 hereunder in any public resale or distribution within the meaning of the 1933 Act. i2 also represents that it has not been formed for the specific purpose of acquiring the Shares under this Agreement.

                  4.4 Disclosure of Information. i2 believes it has received or has had full access to all the information it considers necessary or appropriate to make an informed ownership decision with respect to the Shares to be purchased by i2 under this Agreement. i2 further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to i2 or to which i2 had access. The foregoing, however, does not in any way limit or modify the representations and warranties made by the Company in Section 3.

                  4.5 Experience. i2 understands that the purchase of the Shares involves substantial risk. i2: (i) has experience as an investor in securities of companies in the development stage and acknowledges that i2 is able to fend for itself, can bear the economic risk of i2's investment in the Shares and has such knowledge and experience in financial or business matters that i2 is capable of evaluating the merits and risks of this investment in the Shares and protecting its own interests in connection with this investment and/or (ii) has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables i2 to be aware of the character, business acumen and financial circumstances of such persons.

                  4.6 Accredited Investor Status. i2 is an "accredited investor" within the meaning of Regulation D promulgated under the 1933 Act.

                  4.7 Restricted Securities. i2 understands that the Shares will be characterized as "restricted securities" under the 1933 Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under the 1933 Act and applicable regulations thereunder such securities may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, i2 represents that i2 is familiar with Rule 144 of the SEC, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act.

                  4.8 No Solicitation. At no time was i2 presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the issuance or delivery of the Shares.

                  4.9 Further Limitations on Disposition. Without in any way limiting the representations set forth above, i2 further agrees not to make any disposition of all or any portion of the Shares or of any interest therein to any person or entity unless:

                  (a) there is then in effect a registration statement under the 1933 Act covering such proposed disposition of Shares and such disposition is made in accordance with such registration statement; or

                  (b) i2 shall have notified the Company of the proposed disposition of the Shares and shall have furnished the Company with a statement of the circumstances surrounding such proposed disposition, and, at the expense of i2 or its transferee, with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such securities under the 1933 Act.

                  4.10 Legends. i2 understands and agrees that the certificates evidencing the Shares will bear legends substantially similar to those set forth below, as applicable, in addition to any other legend that may be required by applicable law, by the Company's Certificate of Incorporation or Bylaws, or by any agreement between the Company and i2:

                  (a) THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OTHERWISE PERMITTED UNDER CONTRACTUAL RESTRICTIONS ON RESALE APPLICABLE TO THESE SECURITIES IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

                  (b) THE SECURITIES REPRESENTED HEREBY MAY BE SUBJECT TO CERTAIN RESTRICTIONS ON RESALE AND THE HOLDERS HEREOF MAY BE BOUND BY CERTAIN RESTRICTIONS ON ACQUISITION OF THE ISSUER'S CAPITAL STOCK PURSUANT TO A COMMON STOCK PURCHASE AGREEMENT BETWEEN THE ORIGINAL HOLDERS OF THESE SECURITIES AND THE ISSUER, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

The legend set forth in (a) above shall be removed by the Company from any certificate evidencing Shares upon delivery to the Company of an opinion by counsel, reasonably satisfactory to the Company, to the effect that a registration statement under the 1933 Act is at that time in effect with respect to the legended security or to the effect that such security can be freely transferred in a public sale without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Company issued the Shares.

                  4.11 Tax Liability. i2 has reviewed with its own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. i2 relies solely on such advisors and not on any statements or representations of the Company, the Company's counsel, or any of the Company's agents. It understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

                  5.1 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including the taking of all reasonable acts necessary to cause the conditions precedent set forth in Articles VI and VII to be satisfied.

                  5.2 Registration Rights.

                           (a) Demand Right. Subject to the provisions of
Section 5.3, if the Company shall receive a written request from i2 that the Company file a registration statement under the Securities Act covering the registration of Shares pursuant to this Section 5.2(a), then the Company shall, within twenty (20) days after the receipt of such written request, give written notice of such request (the "REQUEST NOTICE") to all Holders of Registrable Securities (as such terms are defined in that certain Amended and Restated Registration Rights Agreement, dated as of June 30, 2000, by and among the Company and certain investors in the Company's capital stock (the "PRIOR RIGHTS AGREEMENT")), and effect, as soon as practicable, by means of a Form S-3 registration statement if the Company is a registrant entitled to use such form, the registration under the Securities Act of all Shares and all Registrable Securities which have been requested to be registered and included in such registration by written notice given to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of Section 5.2(c); provided that the Shares requested by i2 to be registered pursuant to such request must have an anticipated aggregate public offering price (before any underwriting discounts and commissions) of not less than One Million Dollars ($1,000,000). The Company is obligated to effect only one such registration pursuant to this Section 5.2(a). Notwithstanding the foregoing, if the Company shall furnish to i2 a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing for a period of not more than ninety
(90) days after receipt of the request of i2; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

                  (b) Piggyback Rights. The Company shall notify i2 in writing at least five (5) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (excluding registration statements relating to any employee benefit plan or a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act, or a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Shares) and will afford i2 an opportunity to include in such registration statement all or any part of the Shares then held by i2. Should i2 desire to include in any such registration statement all or any part of the Shares, it shall, within five (5) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Shares it wishes to include in such registration statement. If i2 decides not to include all of its Shares in any registration statement thereafter filed by the Company, i2 shall nevertheless continue to have the right to include any Shares in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth in this Section 5.2.

                  (c) Underwriting. The Company shall have the right to select one or more underwriters to manage a registration under this Section 5.2. If the registration to be effected pursuant to Section 5.2(a) or 5.2(b) is to be a registered public offering involving an underwriting, then the Company shall so advise i2. In such event, the right of i2 to include any Shares in a registration pursuant to this Section 5.2 shall be conditioned upon i2's participation in such underwriting and the inclusion of such Shares in the underwriting to the extent provided herein. In such event, i2 shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting. Notwithstanding anything set forth in this Section 5.2, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including the Shares) from the registration and the underwriting. If i2 disapproves of the terms of any such underwriting, i2 may elect to withdraw therefrom by written notice, given in accordance with Section 9.6 hereof, to the Company and the managing underwriter(s), delivered at least twenty (20) days prior to the effective date of the registration statement. Any Shares excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

                  (d) Expenses. All expenses incurred in connection with a registration pursuant to this Section 5.2, including without limitation all registration and qualification fees, printers' and accounting fees, and fees and disbursements of counsel for the Company, (but excluding underwriters' discounts and commissions), shall be borne by the Company. i2 shall bear its proportionate share (based on the number of shares sold by i2 over the total number of shares included in such registration at the time the registration statement is declared effective) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering and the fees and disbursements of any counsel for i2. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 5.2(a) if the registration request is subsequently withdrawn at the request of i2, unless i2 agrees to forfeit its right to its one
(1) demand registration pursuant to Section 5.2(a); provided, further, however, that if at the time of such withdrawal, i2 has learned of a material adverse change in the condition, business, or prospects of the Company not known to i2 at the time of its request for such registration and has withdrawn its request for registration with reasonable promptness after learning of such material adverse change, then i2 shall not be required to pay any of such expenses and shall retain its demand registration right pursuant to Section 5.2(a).

                  (e) Obligations of the Company. Whenever required to effect the registration of any Shares under this Agreement, the Company shall, as expeditiously as reasonably possible:

                           (i) Prepare and file with the SEC a registration
statement with respect to such Shares and use its best efforts to cause such registration statement to become and remain effective for at least one hundred eighty (180) days or until the earlier time that the distribution described in the registration statement has been completed;

                           (ii) Prepare and file with the SEC such amendments
and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

                           (iii) Furnish to i2 such number of copies of a
prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as it may reasonably request in order to facilitate the disposition of the Shares that are included in such registration;

                           (iv) Use reasonable efforts to register and qualify
the Shares covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by i2, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

                           (v) In the event of any underwritten public offering,
enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering; and

                           (vi) Notify i2 at any time when a prospectus relating
thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                   (f) Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 5.2 that i2 shall furnish to the Company such information regarding itself and the Shares held by it as shall be required to timely effect the registration of the Shares.

                  (g) Indemnification. In the event any of the Shares are included in a registration statement under this Section 5.2:

                           (i) By the Company. To the extent permitted by law,
the Company will indemnify and hold harmless i2, the officers and directors of i2, any underwriter (as defined in the Securities Act) for i2 and each person, if any, who controls i2 or underwriter within the meaning of the Securities Act or 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, the "VIOLATIONS" and, individually, a "VIOLATION"):

                                    (A) any untrue statement or alleged untrue
statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; or

                                    (B) the omission or alleged omission to
state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

                                    (C) any violation or alleged violation by
the Company of the Securities Act, the 1934 Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any federal or state securities law in connection with the offering covered by such registration statement.

The Company will reimburse i2 and each officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, within three months after a request for reimbursement has been received by the Company, in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this subsection 5.2(e) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by i2 or any officer, director, underwriter or controlling person of i2.

                           (ii) By i2. To the extent permitted by law, i2 will
indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, and any underwriter selling securities under such registration statement, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, or underwriter may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by i2 expressly for use in connection with such registration. i2 will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, or underwriter in connection with investigating or defending any such loss, claim, damage, liability or action; within three months after a request for reimbursement has been received by i2, provided, however, that the indemnity agreement contained in this subsection 5.2(e) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of i2, which consent shall not be unreasonably withheld; and provided further, that the total amounts payable in indemnity by i2 under this subsection 5.2(e) in respect of any Violation shall not exceed the net proceeds received by i2 in the registered offering out of which such Violation arises.

                           (iii) Notice. Promptly after receipt by an
indemnified party under this Section 5.2 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 5.2, deliver to the indemnifying party a written notice of the commencement thereof. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 5.2, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5.2.

                           (iv) Defect Eliminated in Final Prospectus. The
foregoing indemnity agreements of the Company and i2 are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the "FINAL PROSPECTUS"), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

                           (v) Conflict with Underwriting Agreement.
Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement will control.

                           (vi) Survival. The obligations of the Company and i2
under this Section 5.2 shall survive the completion of any offering of the Shares in a registration statement, and otherwise.

                  (h) Termination of the Company's Obligations. The Company shall have no obligations pursuant to this Section 5.2 with respect to any Shares proposed to be sold by i2 in a registration pursuant to this Section 5.2 if, in the opinion of counsel to the Company, all such Shares proposed to be sold by i2 may be sold in a three (3) month period without registration under the Securities Act pursuant to Rule 144 under the Securities Act.

                  (i) Delay of Registration. i2 will not have any right to obtain or seek an injunction restraining or otherwise delaying any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

                  (j) Prior Rights Agreement. i2 acknowledges that it is aware of the Prior Rights Agreement and agrees that the registration rights granted under this Section 5.2 are subject to the registration rights set forth in the Prior Rights Agreement.

                  (k) Registration. The terms "REGISTER," "REGISTRATION" and "REGISTERED" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

                  5.3 Market Standoff. Notwithstanding the provisions of Section
5.2 above, i2 hereby agrees that it shall not sell or otherwise transfer or dispose of (i) any Shares purchased in the Next Financing (other than to any affiliate of i2 that agrees to be similarly bound) for up to one hundred eighty
(180) days following the date of the Closing of the Next Financing, (ii) any Shares purchased or issued in the Additional Financing (other than to any affiliate of i2 that agrees to be similarly bound) for up to one hundred eighty
(180) days following the date of the Closing of the Additional Financing or
(iii) any Shares issued to i2 pursuant to Section 1.2(c) in lieu of payments owed by the Company to i2 under the License Agreement (other than to any affiliate of i2 that agrees to be similarly bound) for up to one hundred eighty
(180) days following the date of the Closing of such conversion of payments into Shares pursuant to Section 1.2(c). In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificate(s) representing the Shares and to impose stop transfer instructions with respect to the Shares until the end of such 180-day period. Notwithstanding the foregoing, in the event that i2 exercises its demand right under Section 5.2(a), i2 shall have the right to include in such registration effected pursuant to Section 5.2(a) Shares in the amount of up to the number of Shares it purchased in the Next Financing, regardless of whether the Shares to be included in such registration have been held by i2 for more than one hundred eighty (180) days; provided that in no event may i2 exercise such demand right within one hundred eighty (180) days following the date of the Closing of the Next Financing.

                  5.4 Public Disclosure. The Company and i2 agree that they will promptly after the date of this Agreement issue a joint press release with respect to their entry into this Agreement and the License Agreement. The Company and i2 will consult with each other, and to the extent practicable, agree, before issuing a joint press release or otherwise making any public statement with respect to their entry into this Agreement and the License Agreement and will not issue any such joint press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange.

                                   ARTICLE VI
                 CONDITIONS TO i2'S OBLIGATIONS AT EACH CLOSING

         The obligations of i2 under Sections 1 and 2 of this Agreement are subject to the fulfillment or waiver, on or before each Closing, of each of the following conditions:

                  6.1 Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on the date of each Closing with the same effect as though such representations and warranties had been made on and as of such Closing (other than representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date), except where the failure of such representations or warranties to be true or correct would not have, individually or in the aggregate, a Material Adverse Effect on the Company. It is understood that, for purposes of determining the accuracy of such representations and warranties with respect to a particular Closing, any update of or modification to the Company Disclosure Letter made or purported to have been made after such Closing shall be disregarded. i2 shall have received a certificate with respect to the foregoing signed on behalf of the Company by the General Counsel or the Chief Financial Officer of the Company.

                  6.2 Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before each Closing.

                  6.3 Securities Exemptions. The offer and sale of the Shares to i2 pursuant to this Agreement shall be exempt from the registration requirements of the 1933 Act, the qualification requirements of the California Corporate Securities Law of 1968, as amended ("CALIFORNIA LAW") and the registration and/or qualification requirements of all other applicable state securities laws.

                  6.4 Consents. (i) All required approvals or consents of any Governmental Entity or other person in connection with the consummation of the transactions contemplated hereby shall have been obtained (and all relevant statutory, regulatory or other governmental waiting periods, shall have expired) unless the failure to receive any such approval or consent would not be reasonably likely, directly or indirectly, to result in a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, and (ii) all such approvals and consents which have been obtained shall be on terms that are not reasonably likely, directly or indirectly, to result in a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

                  6.5 Nasdaq Listing. If required, the Shares shall have been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance.

                                   ARTICLE VII
             CONDITIONS TO THE COMPANY'S OBLIGATIONS AT EACH CLOSING

         The obligations of the Company under this Agreement are subject to the fulfillment or waiver on or before the Closing of each of the following conditions:

                  7.1 Representations and Warranties. The representations and warranties of i2 contained in Section 4 shall be true and correct in all material respects on the date of each Closing with the same effect as though such representations and warranties had been made on and as of such Closing. It is understood that, for purposes of determining the accuracy of such representations and warranties with respect to a particular Closing, any update of or modification to the i2 Disclosure Letter made or purported to have been made after such Closing shall be disregarded. The Company shall have received a certificate with respect to the foregoing signed on behalf of i2 by the General Counsel or the Chief Financial Officer of i2.

                  7.2 Performance. i2 shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before each Closing.

                  7.3 Securities Exemptions. The issuance of the Shares to i2 pursuant to this Agreement shall be exempt from the registration requirements of the 1933 Act, the qualifications requirements of California Law and the registration and/or qualification requirements of all other applicable state securities laws.

                  7.4 Consents. (i) All required approvals or consents of any Governmental Entity or other person in connection with the consummation of the transactions contemplated hereby shall have been obtained (and all relevant statutory, regulatory or other governmental waiting periods, shall have expired) unless the failure to receive any such approval or consent would not be reasonably likely, directly or indirectly, to result in a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, and (ii) all such approvals and consents which have been obtained shall be on terms that are not reasonably likely, directly or indirectly, to result in a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

                                  ARTICLE VIII
                                   TERMINATION

                  8.1 Termination.

                  (a) This Agreement may be terminated prior to each Closing by mutual written consent duly authorized by the Boards of Directors of the Company and i2; or

                  (b) This Agreement may be terminated by either the Company or i2 if the Closing of the Additional Financing shall not have occurred by June 30, 2001 for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; provided, further, however, that notwithstanding the passage of June 30, 2001, the Company shall still have ten (10) business days to convert all or a portion of any remaining payments it owes to i2 under the License Agreement into Shares as specified in
Section 1.2(c), and this Agreement shall not terminate until the Closing of such transaction.

                  8.2 Notice of Termination; Effect of Termination. Any proper termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 8.2 and Article IX, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve either party from liability for any willful breach of this Agreement.

                                   ARTICLE IX
                               GENERAL PROVISIONS

                  9.1 Survival of Warranties. The representations, warranties and covenants of i2 (except for any covenant that by its express terms survives a Closing, and for the representations, warranties and covenants set forth in Sections 4.3 through 4.10 inclusive, which shall survive the execution and delivery of this Agreement and each Closing) contained in or made pursuant to this Agreement shall terminate at the Closing of the Next Financing, the Closing of the Additional Financing (provided that i2 purchases Shares in the Additional Financing) or the Closing of the conversion of payments owed by the Company to i2 under the License Agreement into Shares pursuant to Section 1.2(c), whichever occurs last. The representations, warranties and covenants of the Company (except for any covenant that by its express terms survives the Closing) contained in or made pursuant to this Agreement shall terminate at the Closing of the Next Financing, the Closing of the Additional Financing (provided that i2 purchases Shares in the Additional Financing) or the Closing of the conversion of payments owed by the Company to i2 under the License Agreement into Shares pursuant to Section 1.2(c), whichever occurs last.

                  9.2 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void.

                  9.3 Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware, without reference to principles of conflict of laws or choice of laws.

                  9.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

                  9.5 Interpretation; Certain Defined Terms.

                  (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "WITHOUT LIMITATION." The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

                  (b) For purposes of this Agreement, "ENCUMBRANCES" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) (other than (i) liens for taxes not yet due and payable; (ii) liens reflected on the Company Balance Sheet, if applicable; (iii) liens which are not material in character, amount or extent, and which do not materially detract from the value or materially interfere with the use of the property subject thereto or affected thereby; and (iv) contractor's liens).

                  (c) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations of such entity taken as a whole with its subsidiaries, except to the extent that any such change, event, violation, inaccuracy, circumstance or effect directly and primarily results from (i) changes in general economic conditions or changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a substantially disproportionate manner) or (ii) changes in the trading prices for such entity's capital stock.

                  (d) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

                  9.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

If to i2:                                  With a copy to:

i2 Technologies, Inc.                      i2 Technologies, Inc.
One i2 Place                               One i2 Place
11701 Luna Road                            11701 Luna Road
Dallas, Texas 75234                        Dallas, Texas 75234
Facsimile: (214) 860-6060                  Facsimile: (469) 357-6566
Attn:  Chief Financial Officer             Attn:  General Counsel
If to the Company:                         With a copy to:

Neoforma.com, Inc.                         Fenwick & West LLP
3061 Zanker Road                           Two Palo Alto Square, Palo Alto, California 94306
San Jose, California 95134                 Facsimile: 650-494-1417
Facsimile: 408-468-4040                    Attn:  Gordon K. Davidson
Attn:  Chief Financial Officer                    Douglas N. Cogen



                  9.7 Expenses; Finder's Fees. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not a Closing occurs. i2 agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder's or broker's fee (and any asserted liability) for which i2 or any of its officers, partners, members, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless i2 from any liability for any commission or compensation in the nature of a finder's or broker's fee (and any asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

                  9.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

                  9.9 Entire Agreement. This Agreement, together with all exhibits and schedules hereto, and the License Agreement constitute the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

                  9.10 Further Assurances. From and after the date of this Agreement, upon the request of i2 or the Company, the Company and i2 shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

                  9.11 Amendment; Extension; Waiver. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the Company and i2. At any time prior to any Closing any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                  9.12 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  9.13 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                  9.14 Company Disclosure Letter. Disclosure made with regard to a representation or warranty of the Company in the Company Disclosure Letter shall also be deemed to qualify other representations and warranties of the Company if it is readily apparent from the language contained in such disclosure that such disclosure is applicable to such other representation or warranty.

                  9.15 Waiver Of Jury Trial. EACH OF THE COMPANY AND i2 HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR

OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS THE COMPANY OR i2 IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                    * * * * *

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                       NEOFORMA.COM, INC.



                                       By:
                                           ------------------------------------
                                       Name:

                                       Title:

                                       i2 TECHNOLOGIES, INC.

                                       By:
                                           ------------------------------------
                                      Name:

                                      Title:

               [Signature Page to Common Stock Purchase Agreement]